Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 29, 2007 (except Note 15, as to which the date is June 21, 2007), with respect to the consolidated financial statements of comScore, Inc. included in the Registration Statement (Form S-1 No. 333-141740) pertaining to the registration of shares of its common stock, which has been incorporated by reference into the Registration Statement on Form S-1 filed pursuant to Rule 462(b).
/s/ Ernst & Young LLP
McLean, Virginia
June 21, 2007